Pro Forma Usurf America, Inc. /  Connect Paging, Inc. d/b/a Get A Phone
--------------------------------------------------------------------------------

Effective April 20, 2004, USURF America, Inc., a Nevada corporation,("Usurf") signed a definitive agreement to acquire all of the issued and outstanding common stock of Connect Paging, Inc., a Texas Corporation ("CPI"), doing business as Get A Phone. This acquisition was effected pursuant to a Stock Purchase Agreement dated April 20, 2004 by and between Usurf, and Brandon Young, Brian Young and Byron Young the shareholders of all the outstanding shares of the capital stock of CPI. Usurf paid the shareholders of CPI a total of $2,000,000 in cash and a total of 14,250,000 shares of USURF $.0001 par-value common stock.

The transaction will be accounted for as a purchase. The purchase price will be allocated to the acquired assets and assumed liabilities based upon fair market values on the date of acquisition.

The following table summarizes the assets acquired and liabilities assumed by Usurf in the transaction and the amount attributable to cost in excess of assets acquired:

Property and Equipment                       $   45,000
Intangibles (Customer List)                  $1,566,686
Intangibles (Goodwill)                       $1,955,814

The preliminary estimate of assets represents management's best estimate based on currently available information; however, such estimate may be revised within the one-year period following the acquisition date.

The following unaudited proforma condensed statements of operations assumes the CPI acquisition occurred on January 1, 2002 and presents proforma financial information for the year ended December 31, 2002. In the opinion of management, all adjustments necessary to present fairly such unaudited proforma condensed statements of operations have been made.


                                              ----------------------------------------------------------------------
                                                                               2002
                                              ----------------------------------------------------------------------
                                                                                       Proforma        Proforma
                                                   USURF             CPI              Adjustments      Combined
                                              ----------------------------------------------------------------------

Revenues                                                    -         1,188,703                           1,188,703

Expenses
      Cost of Sales                                                   1,474,018                           1,474,018
      Inventory write down                            132,031                 -                             132,031
      Depreciation and amortization                     7,336                    (1)        328,337         335,673
      General and administrative                    3,830,181           493,877                           4,324,058
      Other operating expenses                                           34,407                              34,407
                                              ----------------------------------------------------------------------
Total Operating Expenses                            3,969,548         2,002,302             328,337       6,300,188
                                              ----------------------------------------------------------------------

Operating loss                                     (3,969,548)         (813,599)           (328,337)     (5,111,485)
Other Income (expense)                               (190,874)           (6,978) (2)        (80,000)       (277,852)
                                              ----------------------------------------------------------------------

Net loss                                           (4,160,422)         (820,577)           (408,337)     (5,389,337)
                                              ======================================================================

Net loss per common share                               (0.09)                                                (0.12)
Weighted average shares outstanding                45,008,651                                            45,008,651
                                              ================                                      ================


(1) To record Depreciation for equipment and amortization of intangible assets.
(2) To record interest on loan to acquire CPI.

The following unaudited proforma condensed statements of operations assumes the CPI acquisition occurred on January 1, 2002 and presents proforma financial information for the year ended December 31, 2003. In the opinion of management, all adjustments necessary to present fairly such unaudited proforma condensed statements of operations have been made.


                                              ---------------------------------------------------------------------
                                                                               2003
                                              ---------------------------------------------------------------------
                                                                                       Proforma        Proforma
                                                   USURF             CPI              Adjustments      Combined
                                              ---------------------------------------------------------------------

Revenues                                              403,764         6,266,744                          6,670,508

Expenses
      Internet access cost                            493,504                                              493,504
      Cost of Sales                                                   5,409,966                          5,409,966
      Depreciation and amortization                   130,384                   (1)         328,337        458,721
      General and administrative                    3,363,336         1,745,179                          5,108,515
      Other operating expenses                                           86,353                             86,353
                                              ---------------------------------------------------------------------
Total Operating Expenses                            3,987,224         7,241,498             328,337     11,557,059
                                              ---------------------------------------------------------------------

Operating loss                                     (3,583,460)         (974,754)           (328,337)    (4,886,551)
Other Income (expense)                                (70,896)             (907) (1)        (80,000)      (151,803)
                                              ---------------------------------------------------------------------

Net loss                                           (3,654,356)         (975,661)           (408,337)    (5,038,354)
                                              =====================================================================

Net loss per common share                               (0.04)                                               (0.06)
Weighted average shares outstanding                89,186,106                                           89,186,106
                                              ================                                      ===============


(1) To record Depreciation for equipment and amortization of intangible assets.
(2) To record interest on loan to acquire CPI.

INDEX TO FINANCIAL STATEMENTS

0     Independent Auditor's Report
0     Balance Sheets as of December 31, 2003 and December 31, 2002
0 Statements of Operations for years ended December 31, 2003; December 31, 2002 and December 31, 2001
0 Statements of Stockholder's Equity for the years ended December 31, 2003; December 31, 2002 and December 31, 2001
0 Statements of Cash Flows for the years ended December 31, 2003; December 31, 2002 and December 31, 2001
0     Notes to the Financial Statements

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Extel Enterprises, Inc.
Fort Worth, TX  76115

I have audited the accompanying balance sheets of Extel Enterprises, Inc., as of December 31, 2003 and 2002, the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2003, 2002, and 2001. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Extel Enterprises, Inc. as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years ended December 31, 2003, 2002, and 2001, in conformity with accounting principles generally accepted in the United States.

The accompanying Financial Statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 8 to the Financial Statements, the Company's recurring losses from operations and limited capital resources raise substantial doubt about the Company's ability to continue as a going concern.

Louis B. Fox
Certified Public Accountant
Monsey, New York
February 23, 2004


                                 BALANCE SHEETS
                           DECEMBER 31, 2003 AND 2002

                                     ASSETS

                                                                     2003            2002
                                                                  -----------    -----------
CURRENT ASSETS
   Cash                                                           $    14,306    $        --
   Inventory                                                            9,449          6,814
   Other current assets                                                    --             --
   Loan stockholders'                                                  57,599             --
                                                                  -----------    -----------
         Total Current Assets                                          81,354          6,814
                                                                  -----------    -----------

Property and Equipment, net of accumulated
     Depreciation of $11,778 and $5,088                                45,387         21,957
Deposits                                                                3,202          3,202
                                                                  -----------    -----------
         Total Assets                                             $   129,943    $    31,973
                                                                  ===========    ===========


                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


CURRENT LIABILITIES
   Bank note payable                                              $    45,000    $    35,000
   Cash overdraft                                                          --         36,449
   Accounts payable                                                 1,396,213        475,351
   Accrued expenses and other current liabilities                      99,027         37,962
    Loan stockholder's                                                     --         14,591
    Deferred income                                                   368,102        235,357
                                                                  -----------    -----------
         Total Current Liabilities                                  1,908,342        834,710
                                                                  -----------    -----------

STOCKHOLDERS' EQUITY
Common stock,  $1.00 par value, 1,000,000
     Shares authorized, 1,000 and 1,000
     Shares issued and outstanding                                      1,000          1,000
   Paid in capital                                                      1,000          1,000
   Retained earnings (deficit)                                     (1,780,399)      (804,737)
                                                                  -----------    -----------
         Total Stockholders' Equity                                (1,778,399)      (802,737)
                                                                  -----------    -----------
         Total Liabilities and Stockholders' Equity               $   129,943    $    31,973
                                                                  ===========    ===========



See Accompanying Auditor' Report and Notes to Financial Statements.

                             EXTEL ENTERPRISES, INC.
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                   2003            2002          2001
                                -----------    -----------    -----------
Revenues                        $ 6,266,744    $ 1,188,703    $   174,298
Cost of Sales                     5,409,966      1,474,018         55,460
                                -----------    -----------    -----------
Gross Profit                        856,778       (285,315)       118,838

Operating Expenses
   Selling                           86,353         34,407         22,080
   General and administrative     1,745,179        493,877         78,346
                                -----------    -----------    -----------
Total Operating Expenses          1,831,532        528,284        100,426
                                -----------    -----------    -----------

Income (loss) from operations      (974,754)      (813,599)        18,412
                                -----------    -----------    -----------
Other Income (Expenses)
   Interest income                      867            509             --
   Interest expense                  (1,775)        (4,914)            --
                                -----------    -----------    -----------

Total Other Income (Expense)           (908)        (4,405)            --

Net Income (Loss)before
provision for income taxes         (975,661)      (818,004)        18,412
Provision for (recovery) of
income tax                               --         (2,573)         2,573
                                -----------    -----------    -----------

Net Income (Loss)               $  (975,661)   $  (820,577)   $    15,839
                                ===========    ===========    ===========

See Accompanying Auditors' Report and Notes to Financial Statements.


                             EXTEL ENTERPRISES, INC.
                        STATEMENT OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

                                                                              Retained
                                       Common Stock             Paid-In       Earnings
                                   Shares         Amount        Capital       (Deficit)       Totals
                                -----------    -----------    -----------    -----------    -----------

December 1, 2001                         --    $        --    $        --    $        --    $        --

Issuance of Common Stock              1,000          1,000          1,000                         2,000

Net income for the year ended
   December 31, 2001                                                              15,839         15,839
                                -----------    -----------    -----------    -----------    -----------
Balances,
December 31, 2001                     1,000          1,000          1,000         15,839         17,839

Net (loss) for the year ended
December 31, 2002                        --                                     (820,577)      (820,577)
                                -----------    -----------    -----------    -----------    -----------
Balances
December 31, 2002                     1,000          1,000          1,000       (804,738)      (802,738)

Net (Loss) for the year ended
December 31, 2003                                                               (975,661)      (975,661)
                                -----------    -----------    -----------    -----------    -----------

Balance
December 31, 2003                     1,000    $     1,000    $     1,000    $(1,780,399)   $(1,778,399)
                                ===========    ===========    ===========    ===========    ===========


See Accompanying Auditors' Report and Notes to Financial Statements.


                             EXTEL ENTERPRISES, INC.
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

                                                    2003          2002        2001
                                                  ---------    ---------    ---------
CASH FLOW FROM OPERATING ACTIVITIES
Net income (loss)                                 $(975,662)   $(820,577)   $  15,839
Adjustments to reconcile net income to net cash
    flows from operating activities
         Depreciation and amortization                6,690        4,159          929
Changes in:
         Inventory                                   (2,635)      (4,081)      (2,733)
         Other current assets                            --        1,752       (1,752)
         Security deposit                                --       (1,752)      (1,450)
         Accounts payable                           920,863      475,351           --
         Cash overdraft                             (36,449)      36,449           --
         Accrued expenses                            61,064       33,649        4,313
         Deferred Income                            132,745      235,357           --
                                                  ---------    ---------    ---------
Cash Flows provided by (used in)
     Operating Activities                           106,617      (39,693)      15,146
                                                  ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment               (30,120)     (15,623)     (11,422)
                                                  ---------    ---------    ---------
     Cash Flows (used in) Investing Activities      (30,120)     (15,623)     (11,422)
                                                  ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from officer, net                          (72,191)      14,662          (70)
Proceeds from bank notes payable, net                10,000       35,000           --
 Proceeds from sale of stock                             --        2,000
                                                  ---------    ---------    ---------
Cash Flows provided by
 (used in) Financing Activities                     (62,191)      49,662        1,930
                                                  ---------    ---------    ---------

Net increase (decrease) in cash                      14,306       (5,654)       5,654
                                                  ---------    ---------    ---------
Cash Balances
   Beginning of Period                                   --        5,654           --
                                                  ---------    ---------    ---------
   End of Period                                  $  14,306    $       0    $   5,654
                                                  =========    =========    =========

Supplemental Cash Flow Information
                                                     2003         2002         2001
                                                   ---------    ---------    ---------
Cash paid during the year for:
         Interest                                 $   1,775    $   4,914
         Income taxes                                                        $   1,793



See Accompanying Auditors' Report and Notes to Financing

                             EXTEL ENTERPRISES, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE  1  -  SUMMARY  OF  ACCOUNTING  POLICIES
Nature of business and basis. Extel Enterprises, Inc. (the "Company") was incorporated under the laws of the state of Texas on May 20, 2001. The Company began to do business as a telemarketing firm which was discontinued during the first quarter of 2002. On May 20, 2001, the Company received approval for a service provider certificate of operating authority (SPCOA) to provide resale-only telecommunication service within the geographic area of Texas comprising the Dallas and San Antonio local access transport areas. On August 29, 2002, the Company received approval to amend its service provider certificate of operating authority to remove the resale-only restriction.

Cash and cash equivalents. For purposes of the statements of cash flows, cash equivalents include all highly liquid investments with original maturities of three month or less.

Revenue recognition occurs as the services are provided. All service is billed 15 days in advance. If payment for the service is not received within 5 days after the date service begins, the customers service is cut off. When a new customer's service commences the customer receives 15 days free service before he receives the first invoice.

Merchandise inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

Property and equipment is stated at cost. Depreciation is provided for on the straight-line method over the useful estimated life. The cost of maintenance and repairs is expensed as incurred.

The Company follows Statement of Financial Accounting Standards No. 144, Impairment of Long-lived Assets, by reviewing such assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Income taxes are computed using the tax liability method of accounting, whereby deferred income taxes are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences reverse.

Estimates and assumptions. Preparing financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses at the balance sheet date and for the period then ended. Actual results could differ from these estimates.

NOTE  2  -  BANK  NOTE  PAYABLE
On September 5, 2002, the Company entered in to a financing agreement with the Bank of America for a credit line in the amount of $50,000. The line of credit is for a period of three years. After the three-year period the balance is converted into a term loan and any remaining balance will be amortized in equal monthly installments of principal and interest over the remaining life of the agreement which expires on September 5, 2009. The initial interest rate on the loan was 8.0% and may be adjusted over the term of the loan with a maximum of 3.25% over the interest rate published from time to time in the Wall Street Journal listing of "Money Rates" as the Prime Rate.

The line of credit is guaranteed by the three stockholders and officers of the Company.

NOTE  3  -  INCOME  TAXES
The Company prepares its corporate tax returns on the cash basis. These financial statements and the tax accruals have been prepared on the accrual method.


Income taxes (benefits) consist of the following:
                                                        2003              2002             2001
                                                     ---------         ---------        ---------
Current                                              $       0          $ (2,573)       $   2,573
                                                     ---------         ---------        ---------

A reconciliation of income tax at the federal statutory income tax rate to total income taxes is as follows:

                                                        2003              2002             2001
                                                     ---------         ---------        ---------
Computed at federal statutory rate of 34%            $      --         $      --        $   6,260
State income tax (benefit)                                  --                --              594
Other adjustments                                           --                --           (4,281)
                                                     ---------         ---------        ---------
Total                                                $      --         $      --        $   2,573
                                                     ---------         ---------        ---------

The Company has not provided for deferred taxes since it has sustained significant operating losses and it cannot be determined more likely than not whether the Company will be able to use such net operating loss carryover.

NOTE  4  -  COMMON  STOCK  ISSUANCES
In the certificate of incorporation the Company is authorized to issue 1,000,000 share of common stock par value $1.00. In 2001, the Company issued 1,000 shares of common stock to the three founders of the Company for a total consideration of $2,000.

NOTE  5  -  LEASES
The Company leases office space in Fort Worth, Texas under a lease dated December 1, 2002 through November 30, 2004. The Company has an option to renew the lease for three additional one-year periods through November 30, 2007. In addition, the Company leases retail space in Fort Worth, Texas under a lease dated July 1, 2001 through July 1, 2004. The future minimum lease payments are $28,368 in 2004.

NOTE  6  -  401(K) PLAN
In 2003, the Company instituted a 401(k) plan for all eligible employees. The amount contributed or accrued by the Company for the year ended was $77,487.

NOTE  7  LITIGATION
The Company is currently involved in a case, Basicphone, Inc: Diamond Telco, Inc. d/b/a Diamond Telco-your Home Telephone Store; Extel Enterprises, Inc.; and R-Tex Communication Group, Inc. (collectively CLEC) v. Southwestern Bell Telephone, L.P. (SBC) Docket No. 26581 before the Public Utility Commission of Texas. Each of the petitioners in this case have generic interconnection agreements with SBC known in the industry as the T2A. The agreement does not specify the amount that the CLEC will be charged for electronically connecting new resale customers to the network,nor the amount the CLEC will be charged for electronically suspending or restoring resale customers.

SBC has been taking the position that it may charge the retail tariffed rate for manual new service orders, less a wholesale discount, for the electronic new service orders (approximately $14.96) and the full retail rate for the electronic suspend/ restore orders ($25.00). In contrast, the petitioners claim that these functions must be offered at the UNE TELRIC rate of no more than $2.58.

The Texas Commission decided a similar case on May 16, 2002 that stated:

      a. generally that electronic OSS functions associated with resold services were not services offered at retail to the public and therefore not covered by the Tariff
      b.    that these electronic ordering provisioning functions were UNEs
      c.    that their price should be TELTIC based , and
      d. specifically, that electronic service order charge for processing of simple residential resold services for new connects and suspended customers is and should be $2.58.

                             EXTEL ENTERPRISES, INC.
                          NOTES TO FINANCIAL STATEMENTS


The Texas Commission's holding in Docket 24547 was upheld in federal court on July 9, 2003.

In Docket 26581, the complainants, including Extel Enterprises, Inc. seek to have the Commission either reproduce its reasoning in Docket 24547: or allow petitioners to take as their own the results reached in Docket 24547, that is being charged no more than $2.58 for these electronic orders in the resale context.

The Company has recorded in its liabilities the full amount owed to SBC which includes approximately $850,000 in disputed fees which is the difference between the Company's calculation and the prices alleged by SBC.

NOTE   8  -GOING CONCERN
As of December 31, 2003, the Company has generated operating losses of $1,780,399 and its liabilities exceed its assets by approximately $1,778,399. Included in the operating losses are disputed charges in excess of $850,000 as described in note 7 .If the Company were to win the arbitration, its liabilities would be reduced by that amount. As a result of the recurring operating losses the ability of the Company to continue as a going concern is in question.

The Company has discussed the reasons for the recurring losses and believes that they can institute changes in operating procedures that will allow them to reduce the losses incurred when a customer cuts off service including mandating a minimum service period. In addition, the Company has entered into negotiations to sell its customer base and with the proceeds reduce its liabilities significantly. There is no assurance that the Company will be able to institute all the remedies noted above and even if the Company is successful there is no assurance that it will be sufficient for the Company to be able to continue as a going concern.

NOTE  9  -  CONCENTRATION OF CREDIT RISK
The Company maintains cash balances at financial institutions. At times such balances exceed the insured limits of the financial institution. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk on cash balances. As of December 31, 2003, the Company had $50,484 on deposit, in excess of the $100,000, which is insured under federal law.

The Company is 100% dependent on Southwestern Bell Telephone Company to provide telephone service to its customers.